Exhibit 10.23

AMENDMENT TO EMPLOYMENT AGREEMENT

BETWEEN                          AND FIRST MIDWEST BANCORP, INC.

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) dated as of December 14, 2012, is between FIRST MIDWEST BANCORP, INC., a Delaware corporation (the “Company”), and                            (the “Executive”).

WHEREAS, the Company and the Executive’s have previously entered into an Employment Agreement dated                          (the “Agreement”);

WHEREAS, the Company and the Executive have determined that it is in the best interest of the Company and its stockholders, and of Executive, to update certain provisions of the Agreement to reflect current best practices;

WHEREAS, the Company and the Executive desire to so amend the Agreement; and

WHEREAS, pursuant to Paragraph 31 of the Agreement, amendment can only be made to the Agreement pursuant to agreement between the Company and the Executive.

NOW, THEREFORE, BE IT RESOLVED, in consideration of the foregoing, it is mutually agreed that the Agreement is amended effective as of December 14, 2012, in the following particulars:

1.                                      By deleting the text of Paragraphs 14 and 15 of the Agreement (relating to confidentiality and restrictive covenants) and replacing it with the following:

“14.  Confidentiality and Restrictive Covenants Agreement. The Executive shall enter into the Confidentiality and Restrictive Covenant Agreement dated as of December 14, 2012 (the “Restrictive Covenant Agreement”), which agreement includes covenants concerning Non-Disclosure of Confidential Information, Non-Solicitation and Non-Disparagement.  The Executive agrees to be subject to and bound by all terms and conditions of the Restrictive Covenant Agreement during the period of employment and, to the extent provided therein, thereafter, as if such terms and conditions were set forth in full herein. References in this Agreement to Executive’s obligations under Paragraphs 14 and 15 shall mean references to his obligations under the Restrictive Covenant Agreement.

15.                               Reserved.”

2.                                      By deleting the text of Paragraph 18 and replacing it with the following:

“Regulatory Requirements and Compensation Recovery (Clawback). Anything in this Agreement to the contrary notwithstanding, it is intended that, to the extent required, this Agreement and the payments made hereunder comply with the requirements of any legislative or regulatory limitations or requirements which are or may become applicable to the Employer and the payments made hereunder, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations issued thereunder (collectively, the “Regulatory Requirements”), which limitations or requirements may include, but not limited to, provisions limiting, delaying or deferring payment of certain bonus, incentive or retention compensation or “golden parachute payments” to certain officers or highly compensated employees, requiring that the Employer may recover (claw-back) bonus and incentive compensation in certain circumstances, and precluding bonus and incentive arrangements that encourage unnecessary or excessive risks that threaten the value of the Employer, in each case within the meaning of the Regulatory Requirements, and only to the extent applicable to the Employer and the Executive.  The application of this Paragraph 18 is intended to, and shall be interpreted, administered and construed to, cause the Agreement to comply with the Regulatory Requirements and, to the maximum extent consistent with this Paragraph 18 and the Regulatory Requirements, to permit the operation of this Agreement in accordance with the terms and conditions hereof before giving effect to the provisions of this Paragraph 18 or the Regulatory Requirements.”

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of this 14th day of December, 2012.

ATTEST:	First Midwest Bancorp, Inc.

By:
Title:

EXECUTIVE:

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